Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 24, 2020

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Re: Registration on Form S-3ASR (File No. 333-247958)

Ladies and Gentlemen:

We have acted as counsel to The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $300,000,000 aggregate principal amount of 2.500% Notes due 2030 (the “Notes”) pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being issued under an Indenture dated April 8, 2016 (the “Base Indenture”), as supplemented by a Second Supplemental Indenture dated August 24, 2020 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), by and between the Company and U.S. Bank National Association as trustee.

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company and one or more of its subsidiaries, public officials and other appropriate persons.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Delaware General Corporation Law.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of payment therefor, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

The Hanover Insurance Group, Inc.	- 2 -

We hereby consent to the incorporation of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Validity of Securities” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP